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                                                                 EXHIBIT 10.10.6












                           FIRST AMENDED AND RESTATED

                              CONSULTING CONTRACT

                                    BETWEEN

                              CALPINE CORPORATION

                                      AND

                              GEORGE J. STATHAKIS
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                               TABLE OF CONTENTS

                                                                     Page
                                                                     ----
1.      SCOPE OF SERVICES                                               1

2.      TERM                                                            1

3.      COMPENSATION                                                    1

4.      WARRANTY                                                        2

5.      INDEPENDENT CONTRACTOR                                          2

6.      INSURANCE                                                       2

7.      INDEMNITY                                                       2

8.      ASSIGNMENT AND SUBCONTRACTING                                   3

9.      CONFIDENTIALITY                                                 3

10.     JURISDICTION                                                    3

11.     PUBLICATION                                                     3

12.     SURVIVAL                                                        3

13.     ENTIRE CONTRACT AND AMENDMENTS                                  3

14.     BINDING EFFECT                                                  4







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                              AMENDED AND RESTATED
                              CONSULTING CONTRACT


        THIS AMENDED AND RESTATED CONSULTING CONTRACT originally dated as of January 1, 1996, ("Contract") is made and entered into effective as of the 3rd day of June, 1996, between Calpine Corporation, a California corporation, of 50 West San Fernando Street, San Jose, California 95113 ("CALPINE") and GEORGE J. STATHAKIS, One Bush Street, 15th Floor, San Francisco, California 94104 ("CONSULTANT"), with reference to the following:

        In consideration of the mutual agreements herein contained, the parties wish to amend and restate the Contract in its entirety as follows:

1.      SCOPE OF SERVICES

        1.1     CONSULTANT agrees to perform the following services:

                (a) Amend biweekly combined Corporate and Business Development staff meetings to become more familiar with CALPINE's operations and to provide advice and guidance to CALPINE management.

                (b) Provide advice and guidance to CALPINE's Business Development staff with regard to domestic and international business, with a more in-depth emphasis on international business.

                (c) In addition, but outside of the Retainer, Consultant will identify project investment opportunities for the Corporation and develop projects through to financing.

        1.2 In addition to the foregoing, CONSULTANT agrees to provide advisory support to CALPINE's management in identifying potential buyers, private and/or public, and negotiating the sale of Electrowatt Ltd.'s stock in CALPINE. Hereinafter, the above-referenced sale shall be referred to as the "Transaction". The Transaction will be deemed a "Successful Transaction" if the cash payment to Electrowatt Ltd. is $200 million or more, and if the funds are transferred from the buyer to Electrowatt Ltd. before October 1, 1996 Zurich time.

2.      TERM

        2.1 This Contract shall be for a term lasting one year from the date first specified above, unless earlier terminated pursuant to this Contract or extended by mutual agreement of the parties.

        2.2 Notwithstanding the above, either party may terminate this Contract at any time by giving thirty (30) days written notice to the other party, provided, however, that any payments due and payable upon termination shall be paid.

3.      COMPENSATION

        3.1 Compensation to CONSULTANT for services rendered other than in relation to the Transaction shall be as follows:

                (a) CALPINE will pay to CONSULTANT a monthly retainer ("the Retainer") of Five Thousand Dollars ($5,000.00), commencing January 1, 1996 and payable at the beginning of each month under the Term hereof.

                (b) A fee will be negotiated between the parties for those project investment opportunities identified and completed through closure by CONSULTANT.

                (c) In addition to the above, CALPINE agrees to reimburse CONSULTANT for all travel and other actual out-of-pocket expenses incurred in support of this Contract. Such expenses will not be incurred by CONSULTANT without prior approval of CALPINE. CONSULTANT shall furnish copier of all receipts with invoices for expenses incurred in support of this Contract.

        3.2 For services rendered in relation to the Transaction, CONSULTANT shall be compensated as follows:

                (a) Upon the closing of a Successful Transaction involving Mitsul and/or General Electric Capital Corporation, or such other company proposed to CALPINE in writing by CONSULTANT and


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                        approved by CALPINE, CALPINE shall pay CONSULTANT
                        $500,000 plus 1/2% of all payments made to Electrowatt Ltd. at closing in excess of $200 million.

                (b) Upon the closing of a Successful Transaction involving a European domiciled company initially identified by Electrowatt Ltd. for which CONSULTANT provided advisory support services to CALPINE, CALPINE will pay CONSULTANT $100,000.

                (c) Upon the closing of a Successful Transaction not involving a company included under paragraph (a) or
                        (b) above for which CONSULTANT provided advisory support services to CALPINE, CALPINE will pay CONSULTANT $250,000 plus 1/4% of all payments received by Electrowatt Ltd. at closing in excess of $200 million.

4.      WARRANTY

        CONSULTANT assumes professional and technical responsibility for performance of Services to be provided hereunder in accordance with recognized professional standards. If within one year following completion of the Services, the Services fail to meet the aforesaid standards, and CALPINE promptly advises CONSULTANT in writing, CONSULTANT agrees to reperform deficient Services without charge to CALPINE up to a maximum amount equivalent to the compensation received for the deficient Services rendered.

5.      INDEPENDENT CONTRACTOR

        5.1 CONSULTANT acknowledges and agrees that it enters into this Contract as an independent contractor. Under no circumstances shall CONSULTANT look to CALPINE as its employer, nor as a partner, agent or principal. CONSULTANT shall not be entitled to any benefits accorded to CALPINE's employees including, without limitation, workers compensation, disability insurance, and vacation or sick pay. CONSULTANT shall be responsible for providing, at its expense and in its name, disability, workers' compensation or other insurance as well as licenses and permits usual or necessary for conducting the Services hereunder.

        5.2 CONSULTANT shall pay, when and as due, any and all taxes incurred as a result of CONSULTANT's compensation hereunder, including estimated taxes. CONSULTANT hereby indemnifies CALPINE for any claims, losses costs, fees, liabilities, damages or injuries suffered by CALPINE arising out of CONSULTANT's breach of this section.

        5.3 CONSULTANT represents that he or she has the qualifications and ability to perform the Services in a professional manner, without the advice, control or supervision of CALPINE. CONSULTANT shall be solely responsible for the professional performance of the Services, and shall receive no assistance, direction or control from CALPINE. CONSULTANT shall have sole discretion and control of its work and the manner in which it is performed.

6.      INSURANCE

        6.1 CONSULTANT shall maintain in full force and effect during the term of this Contract, the insurance described below, as well as such other insurance as deemed reasonably necessary by CALPINE to insure the services performed hereunder.

                6.1.1 Automobile liability insurance covering owned, non-owned and hired automobiles for a combined single limit of $100,000/$300,000 for bodily injury and property damage.

        6.2 CONSULTANT shall, upon request, furnish certificates showing that the above insurance will be in effect during the term of this Contract and shall specify that CALPINE must be given, in writing, thirty (30) days notice of cancellation, termination, or alternation of the policies evidenced by certificates. It is acknowledged, understood and agreed that no payment shall be due from CALPINE under this Contract at any time when CONSULTANT is not in full compliance with this provision dealing with insurance.

7.      INDEMNITY

        7.1 CALPINE agrees to indemnify CONSULTANT and hold him harmless against any claim by any person that CONSULTANT's performance arising from or in connection with CONSULTANT's relationship with CALPINE renders CONSULTANT liable to such person, and against any losses or damages suffered by CALPINE and its affiliates as a result of any such claim (including legal fees and expenses); provided, however, that such indemnity


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                will not extend to any action taken or omitted by CONSULTANT as a result of gross negligence or wilful misconduct.

        7.2 CONSULTANT shall not be liable for any consequential or indirect damages occurring as a result of any recommendation, opinion or advice given by CONSULTANT, or from any implementation of CONSULTANT's recommendations by CALPINE, or from any other services performed hereunder by CONSULTANT for CALPINE.

8.      ASSIGNMENT AND SUBCONTRACTING

        CONSULTANT shall not have the right to assign this Contract or subcontract any of the work without the prior written consent of CALPINE. CONSULTANT shall supervise all work subcontracted by CONSULTANT in performing the Services and shall be responsible for all work performed by a subcontractor as if CONSULTANT itself had performed such work. The assignment or subcontracting of any work to subcontractors shall not relieve CONSULTANT from any of its obligations under this Contract with respect to the Services.

9.      CONFIDENTIALITY

        All data, information, work papers, technology and reports furnished or disclosed by CALPINE to CONSULTANT or its personnel in the course of performing the Services ("Information") are and shall remain the sole property of CALPINE and shall be kept confidential by CONSULTANT, and shall be delivered over to CALPINE at CALPINE's request. CONSULTANT agrees not to divulge all or any part of the Information to third parties, without the prior written consent of CALPINE, unless:

        (a) The Information is known to CONSULTANT prior to obtaining the same from CALPINE;

        (b) The Information is, at the time of disclosure by CONSULTANT, then in the public domain; or

        (c) The Information is obtained by CONSULTANT from a third party who did not receive same, directly or indirectly, from CALPINE and who has no obligation of secrecy with respect thereto.

        CONSULTANT further agrees that it will not, without the prior written consent of CALPINE, disclose to any third party any of such Information developed or obtained by CONSULTANT in the performance of this Contract. If so requested by CALPINE, CONSULTANT further agrees to require its employees to execute a nondisclosure agreement prior to performing Services under this Contract.

10.     JURISDICTION

        This Contract shall be governed by and be construed in accordance with the laws of the State of California.

11.     PUBLICATION

        CONSULTANT shall not use CALPINE's name or trademarks, photographs or otherwise claim any affiliation with CALPINE in any publication or public forum without obtaining prior written approval from CALPINE.

12.     SURVIVAL

        The rights and obligations of the parties, which, by their nature, are normally intended to survive the termination or completion of this Contract shall remain in full force and effect following termination of this Contract for any reason.

13.     ENTIRE CONTRACT AND AMENDMENTS

        This Contract, together with Exhibits and Schedules, if any, attached hereto, all of which are incorporated herein as part of this Contract by this reference, and together with all purchase orders, contain the entire agreement between the parties hereto with respect to the subject matter hereof. No amendment to this Contract or to any purchase order shall be binding upon either party hereto, unless it is in writing and executed on behalf of each party hereto by a duly authorized representative and expressly specified as such.


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14.     BINDING EFFECT

        This First Amended and Restated Contract shall be binding upon and inure to the benefit of the parties hereto, and to their successors and permitted assigns.

        IN WITNESS WHEREOF, this Contract is executed effective as of the day and year first above written.

CALPINE:                                        CONSULTANT:

CALPINE CORPORATION                             GEORGE J. STATHAKIS


By: /s/ Ann B. Curtis                           By:  /s/ George J. Stathakis
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Title: Sr. Vice President                       Title:       Owner
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Date:  6-20-96                                  Date:       6-20-96
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